Exhibit 99.1

CONTACTS:

Tierney Saccavino

Acorda Therapeutics

(914) 347-4300 ext. 104

tsaccavino@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Reports Third Quarter 2007 Financial Results

HAWTHORNE, NY, November 6, 2007—Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced its financial results for the third quarter 2007.

“We are very happy with the rapid enrollment in our second Phase 3 trial of Fampridine-SR, and look forward to reporting results from this trial in the second quarter of 2008, as well as results of our Thorough QT cardiac study in the first quarter,” said Ron Cohen, M.D., President and CEO of Acorda Therapeutics. “In addition, we were pleased with the continued growth of our Zanaflex business. Based on our current projections, we expect our Zanaflex commercial operations to be cash flow neutral by the end of calendar 2007 and cash flow positive in 2008. This growth reflects the strength of our sales team, and positions us well for the anticipated launch of Fampridine-SR, if approved. We are also excited by the potential of our novel pipeline products as we move them toward IND stage.”

Financial Results and Product Update

Zanaflex Gross Sales — For the quarter ended September 30, 2007, the Company reported gross sales of Zanaflex Capsules of $10.0 million and gross sales of Zanaflex tablets of $1.5 million providing combined gross sales of $11.5 million, compared to $5.0 million of Zanaflex Capsules and $1.5 million of Zanaflex tablets gross sales totaling $6.5 million combined gross sales for the same quarter in 2006. Included in the $1.5 million of gross tablet sales recorded in the third quarter of 2007 was $0.5 million of recognized revenue from 2 mg tablet deferred revenue. In August 2007, the right to return this product expired, allowing the Company to recognize the $0.5 million deferred revenue as gross sales.

Zanaflex Shipments — Zanaflex Capsules shipments for the quarter ended September 30, 2007 were $11.9 million and Zanaflex tablet shipments were $1.3 million providing total shipments of $13.2 million compared to $6.9 million of Zanaflex Capsules shipments and $1.8 million of tablet shipments for total shipments of $8.7 million for the same quarter in 2006.

Research and development expenses for the quarter ended September 30, 2007 were $5.6 million, including $0.3 million of share-based compensation, compared to $2.6 million, including $0.1 million of share-based compensation for the same quarter in 2006.

Sales, general and administrative expenses for the quarter ended September 30, 2007 were $11.6 million, including $1.6 million of share-based compensation, compared to $8.7 million, including $0.8 million of share-based compensation for the same quarter in 2006.

The Company reported a net loss of $8.5 million for the quarter ended September 30, 2007, or $.30 per diluted common share, compared to a net loss of $7.2 million or $.37 per diluted common share, for the same quarter in 2006.

As of September 30, 2007, the Company held cash, cash equivalents, and short-term investments of $105.1 million.

Fampridine-SR Clinical Update

As of November 2, the Company’s Phase 3 study of Fampridine-SR, MS-F204, had 198 participants enrolled.  Data from the study are expected in the second quarter of 2008.

The Company was invited to make both a platform and a poster presentation at the prestigious annual meeting of ECTRIMS, the European Committee on Treatment and Research in Multiple Sclerosis, which took place in Prague, Czech Republic, in October.

A Thorough QT cardiac study was initiated in September 2007 and data from that study are expected in the first quarter of 2008.

Preclinical Product Update

On October 9, researchers at Mayo Clinic presented details from a preclinical study showing that a recombinant human monoclonal antibody, being developed by Mayo Clinic and Acorda Therapeutics, administered in a single low dose in a laboratory mouse model of multiple sclerosis, can repair myelin, the insulating covering over nerve fibers in the central nervous system.  Under a license agreement between Acorda and Mayo Clinic, Acorda holds exclusive worldwide rights to certain patents and other intellectual property for this antibody related to use and treatment of central nervous system disorders, including multiple sclerosis. Acorda and Mayo are collaborating to move this technology toward an Investigational New Drug application (IND) and clinical trials.

Corporate Update

On October 11, 2007, Acorda announced that it filed a lawsuit against Apotex Corp. and Apotex Inc. asserting infringement of the Company’s U.S. Patent No. 6,455,557 relating to multiparticulate tizanidine compositions, such as those sold by the Company as Zanaflex CapsulesTM (tizanidine hydrochloride). The patent expires in 2021. The lawsuit is in response to Apotex Inc.’s Paragraph IV Certification Notice to the Company advising that Apotex Inc. had submitted an Abbreviated New Drug Application (ANDA) to the U.S. Food and Drug Administration (FDA) seeking marketing approval for generic versions of the Company’s three Zanaflex Capsules dosage strengths.

Webcast and Conference Call

Ron Cohen, M.D., President and Chief Executive Officer and David Lawrence, Chief Financial Officer, will host a webcast and conference call today at 8:30 am ET to review the Company’s third quarter 2007 results.

The live webcast and accompanying slides may be accessed on Acorda’s website at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194451&eventID=1668450. To access the call only, please dial 866-203-2528 (domestic) or 617-213-8847 (international) and provide the access code 20548970 five minutes prior to the start time.

An archived webcast of the call can also be accessed from the Company’s website, at http://www.acorda.com, for the next 30 days.  A replay of the call will be available for 30 days from 10:30 a.m. Eastern Time on November 7, 2007 until 11:59 p.m. Eastern Time on December 7, 2007. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and provide the access code 47508787.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for spinal cord injury, multiple sclerosis and related nervous system disorders. The Company’s marketed products include Zanaflex Capsules™ (tizanidine hydrochloride), a short-acting drug for the management of spasticity. Acorda’s lead clinical product, Fampridine-SR, is in a Phase 3 clinical trial to evaluate its safety and efficacy in improving walking ability in people with MS. The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking.  These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Zanaflex Capsules, the risk of unfavorable results from future studies of Fampridine-SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, failure to protect its intellectual property or to defend against the intellectual property claims of others, the ability to obtain additional financing to support Acorda Therapeutics’ operations, and unfavorable results from its preclinical programs. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Interim Financial Statements

Acorda Therapeutics, Inc
Condensed Consolidated Balance Sheet Data
(in thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006

Assets
Cash, cash equivalents and short-term investments	$105,134	$53,756
Trade and grant receivable, net	3,806	4,389
Other current assets	3,985	7,867
Finished goods inventory	7,178	6,221
Property and equipment, net	1,741	1,223
Intangible assets, net	14,333	10,178
Other assets	681	734
Total assets	$136,858	$84,368

Liabilities and stockholders’ equity
Accounts payable, accrued expenses and other liabilities	$14,049	$14,033
Deferred product revenue	19,572	20,441
Current liabilities	3,037	4,436
Long term notes payable	6,654	6,695
Non-current portion of revenue interest liability	18,527	20,094
Stockholders’ equity	75,019	18,669
Total liabilities and stockholders’ equity	$136,858	$84,368

Acorda Therapeutics, Inc
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30
	2007	2006	2007	2006

Gross sales - Zanaflex	$11,507	$6,538	$30,810	$18,304
Less: discounts and allowances	(1,068)	(381)	(2,576)	955
Net sales	10,439	6,157	28,234	19,259
Grant revenue	20	70	36	371
Total net revenue	10,459	6,227	28,271	19,630
Cost of sales	(2,182)	(1,652)	(5,746)	(4,037)
Gross profit	8,278	4,575	22,524	15,593

Operating expenses:
Research and development	5,603	2,595	12,854	8,892
Sales and marketing	7,918	5,297	22,006	14,142
General and administrative	3,720	3,435	12,550	9,273
Total operating expenses	17,241	11,327	47,410	32,307

Operating loss	$(8,963)	$(6,752)	$(24,886)	$(16,714)

Other income (expense), net	431	(418)	641	(750)
Cumulative effect of change in accounting principle	—	—	—	454
Net loss	(8,532)	(7,170)	(24,245)	(17,010)
Beneficial conversion feature, accretion of issuance costs, preferred dividends, and fair value of warrants issued to convertible preferred stockholders	—	—	—	(36,007)
Net loss	$(8,532)	$(7,170)	$(24,245)	$(53,017)
Net loss per common share - basic and diluted	$(0.30)	$(0.37)	$(0.95)	$(3.17)
Weighted average per common share - basic and diluted	28,209	19,633	25,468	16,746